Code of Business Conduct and Ethics Doing the Right Thing

LETTER FROM THE
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
June 16, 2008
From the Desk of Gregory E. Hyland,
     Chairman of the Board and Chief Executive Officer:
To all Employees, Agents and Associates of Mueller Water Products, Inc. and its subsidiaries:
Mueller Water Products is composed of companies that have long traditions of creating quality products and of dealing with honesty and integrity with our customers and those with whom we do business. We take pride in our reputation and it is critical to our future success.
Our new Code of Business Conduct and Ethics explains our policies on how we conduct ourselves and how we do business. Whether an employee or member of our board of directors, each of us needs to understand and commit to this Code of Business Conduct and Ethics and the policies it discusses.
Our guiding principle is to always conduct our business in a way that fully complies with controlling laws – and to act in an ethical and professional manner. When the law is unclear, we must conduct our business in such a way that we would be proud to have all the facts disclosed. Warren Buffett set this standard for his employees as a “rule of thumb”:
I want employees to ask themselves whether they are willing to have any contemplated act appear the next day on the front page of their local paper – to be read by their spouses, children, and friends – with the reporting done by an informed and critical reporter.
Whatever we do for the Company, we each fulfill an important role and we each face ethical questions – in our dealings at the office; with customers and suppliers; with business partners; and with our communities and the local and national governments with which we do business. We depend on every employee, officer, director, agent or representative to use good judgment and act with integrity, in the face of challenging business and competitive pressures. The test is not simply, “What must I do to comply with the law?” but “What role can I play in setting world-class ethical standards for my company?”
This Code of Business Conduct and Ethics sets forth standards that remind us of our obligations. The Company will adopt other policies from time to time to supplement these standards, and to enforce our policies. But I know that we will all go beyond these standards and written policies – we depend on you every day, and we know that you will do the right thing.
Gregory E. Hyland
Chairman of the Board and
Chief Executive Officer

INTRODUCTION
Mueller Water Products has adopted principles to help us work, think, and act together to benefit all of our stakeholders. Our desire is to have these principles become the foundation for our culture and the cornerstone for how we conduct our actions. At Mueller Water Products, we:
Obey the Law – we fully support full compliance with all appropriate rules and regulations of the Company, the local communities, and governments where we work and conduct business.
Act As One Company – we understand that a collective force is stronger than individual entities and as a result we will leverage the power of our various businesses to maximize returns and continually improve our technology that will facilitate increased stockholder returns.
Communicate Clearly – we will ensure our communications are two way and very clear by ensuring everyone involved understands what we are doing, why we are doing it, how they can support the process and what we anticipate to accomplish.
Are Inclusive – we understand the benefits of diverse views on subjects and encourage participation in the process from those who can offer guidance.
Encourage Productive Conflict – we understand that not everyone will always agree on all subjects and when they do not, we expect both sides to be heard and a decision to be reached that everyone will support.
Value Each Other – we want work relationships to be positive experiences and expect that each of us will approach interactions with consideration, professionalism, understanding, and openness to drive cooperation across our Company and to foster a team environment.
HOW TO REPORT SUSPECTED VIOLATIONS
The Company provides many methods to report concerns regarding ethics and compliance. You may report concerns to your supervisor, and the Company fosters a culture that encourages discussion of safe and ethical behavior, and a commitment to integrity, honesty, openness and fairness. You may also seek out the Chief Compliance Officer or other levels of management, or specific corporate groups, such as Human Resources, the Finance Department or the Law Department.
Also, you may report your concerns or ask questions of the Corporate Compliance and Ethics Department at compliance@muellerwp.com or ask questions or report concerns anonymously to the Company’s Helpline at 1-800-569-9358.
Report concerns to your immediate supervisor
Discuss with other levels of management
Report concerns to the Corporate Compliance and Ethics Department at compliance@muellerwp.com
Contact the Company’s Helpline 1-800-569-9358
Every concern reported is taken seriously and fully investigated by the appropriate personnel.

NO RETALIATION
The Company will not retaliate for any report made in good faith. Every report is taken seriously and fully investigated by either the Compliance and Ethics Department or the appropriate department or functional division. In particular, employees will not be punished for asking about possible breaches of law or regulation or about the policies of the Company or any subsidiary. Any allegation of retaliation will be fully investigated.
Mueller Water Products, Inc.

Compliance and Ethics	Board of Directors/		Internal Audit
Department	Audit Committee	The Network	Department
Attention: Compliance and	Attention: Board of	1-800-569-9358	Attention:
Ethics Department	Directors or Audit Committee		Internal Audit Department
1200 Abernathy Road	1200 Abernathy Road	24 hours a day	1200 Abernathy Road
Suite 1200	Suite 1200	7 days a week	Suite 1200
Atlanta, Georgia 30328 (770) 206-4200	Atlanta, Georgia 30328 (770) 206-4200	Calls may be anonymous and you can get a report number to	Atlanta, Georgia 30328 (770) 206-4200
Facsimile: (770) 206-4260	Facsimile: (770) 206-4270	arrange a call back	Facsimile: (770) 206-4235

compliance@	boardofdirectors@
muellerwp.com	muellerwp.com

auditcommittee@
muellerwp.com

Mark “Confidential” or address to a particular director
Law Department Contacts

Mueller Water Products	Mueller Co.	U.S. Pipe and Foundry	Anvil International
Attention: Law Department	Attention: Law Department	Attention: Law Department	Attention: Law Department
1200 Abernathy Road	1200 Abernathy Road	3300 First Avenue North	1200 Abernathy Road
Suite 1200	Suite 1200	Birmingham, Alabama 35222	Suite 1200
Atlanta, Georgia 30328	Atlanta, Georgia 30328	(205) 254-7090	Atlanta, Georgia 30328
(770) 206-4200	(770) 206-4200	Facsimile: (205) 254-7257	(770) 206-4200
Facsimile: (770) 206-4260	Facsimile: (770) 206-4271		Facsimile: (770) 206-4271
Environmental, Health & Safety Department Contacts

Mueller Water Products	Mueller Co.	U.S. Pipe and Foundry	Anvil International
Attention: Dan Grucza	Attention: Dan Grucza	Attention: Dan Grucza	Attention: Dan Grucza
3300 First Avenue North	3300 First Avenue North	3300 First Avenue North	3300 First Avenue North
Birmingham, AL 35222	Birmingham, AL 35222	Birmingham, AL 35222	Birmingham, AL 35222
(205) 254-7026	(205) 254-7026	(205) 254-7026	(205) 254-7026
Facsimile: (205) 254-7257	Facsimile: (205) 254-7257	Facsimile: (205) 254-7257	Facsimile: (205) 254-7257
Concerns about the Company’s financial reporting or any other accounting matter may also be reported as above or may be submitted in a sealed envelope addressed to the Chairman of the Audit Committee at the above address, with the following legend: “To Be Opened Only By the Audit Committee.” All reports will be treated confidentially and may be made anonymously.

CODE OF BUSINESS CONDUCT AND ETHICS
OUR PEOPLE
EMPLOYMENT PRACTICES
The Company is committed to hiring, training, promoting and compensating based on merit and experience. Our policy is to maintain a working environment free from discrimination because of race, color, religion, gender, age, national origin or disability, or other protected factors such as marital status, sexual orientation, veteran status or pregnancy. A full list of protected categories is set forth in the Company’s Equal Employment Opportunity policy. The Company will make reasonable accommodations for known physical or mental limitations of an otherwise qualified applicant or employee to the extent required by controlling law.
QUESTION & ANSWER
Question: I overheard my supervisor making inappropriate comments about a co-worker’s religious beliefs during a meeting. I know this is wrong, but I don’t know what to do.
Answer: Normally, you should report the incident to your supervisor, but in this situation it would be more appropriate for you to talk with your supervisor’s boss, your HR representative, the Law Department or the Chief Compliance Officer, or call the Company’s Helpline.
All Company representatives are expected to act in a fair and equitable manner to our fellow employees, customers and others with whom they come in contact. The Company is an equal opportunity employer and expects each of its employees to act in accordance with the U.S. Equal Opportunity requirements, the Canadian Human Rights requirements with respect to conduct in Canada, and similar controlling laws in any other jurisdiction. The Company could lose valuable benefits in government contracting and otherwise if we do not comply with these policies. Adherence to these policies is a condition of employment for all Company employees.
The Company will ensure that all employees are eligible to work for the Company under controlling law, including immigration laws. To make that determination, the Company makes reasonable inquiry into the eligible status of any potential employee and requires the completion of required documentation, pursuant to its internal policies. Employees must inform Human Resources of any change in status that would affect their employment eligibility for the job they are doing.
HARASSMENT PROHIBITED
Any harassment based upon a person’s race, color, religion, gender, age, national origin, marital status, sexual orientation, veteran status, pregnancy or disability is a violation of our policies and controlling law. A full list of protected categories is set forth in the Company’s Workplace Free of Harassment, Discrimination and Retaliation Policy. The Company will not tolerate any form of such harassment in the workplace. Similarly, any unwanted sexual advances or inappropriate behaviors, which could be labeled sexual harassment, are against Company policy and will not be tolerated.
Harassment can include behavior that creates an intimidating, hostile or offensive work environment. It can include the display of written or graphic material of an inappropriate nature. Any harassment that violates controlling law is a violation of this Code of Business Conduct and Ethics.
It is the responsibility of each employee to ensure that the workplace is free from harassment and report any harassment or suspected harassment to their supervisor, Human Resources, the Chief Compliance Officer or the Helpline.
ALCOHOL AND SUBSTANCE ABUSE
QUESTION & ANSWER
Question: I was at an event where my co-worker was drinking heavily. During the event, he was called back to work at the plant. He went back to the plant even though his speech was slurred as he was leaving. Do I need to report this?
Answer: Yes. Employees are prohibited from working under the influence of alcohol or drugs and all employees are expected to report violations of this Code of Business Conduct and Ethics, or other Company policies. You should report violations to your manager, but you may also contact your HR representative, the Law Department, the Chief Compliance Officer, or call the Company’s Helpline.
The nature of our business requires that we be alert, aware and able to respond quickly if needed. Using alcohol, drugs and medications – including some prescription medications – can impair decision-making, motor skills and response times.
The Company prohibits the use of alcohol or illegal drugs in the workplace, and the inappropriate use of legal drugs. The Company further prohibits the manufacture, distribution or possession of a controlled substance in the workplace. If you need to take any drug or medication that – either alone or in combination with other common food or drug items – may impair your ability to safely perform your assigned duties, you must advise your supervisor.
The use of a controlled substance outside the Company’s workplace where the effects of such use could impair the employee’s ability to safely and efficiently perform his or her job is also prohibited.
Any employee who reasonably suspects that another employee is selling, buying, distributing, possessing or using illegal drugs, using legal drugs inappropriately or using alcohol during working hours or non-working hours that could be impairing their ability to safely perform their job should immediately notify their supervisor, Human Resources, the Chief Compliance Officer or the Helpline.
HEALTH AND SAFETY
The Company’s Environmental, Health & Safety Department (EHS Department) works to ensure that our Company meets or exceeds all health and safety requirements, and you are responsible for complying with the policies of the EHS Department. Every employee has a role to play in the Company’s commitment to employee health and safety. Each employee is responsible for attaining and maintaining a safe work environment, and is expected to perform in accordance with all health and safety laws, regulations and Company policies. This includes ensuring that all workplaces use personal safety equipment when required and adhere to all rules and regulations of the Occupational Safety and Health Administration, the Canada Labour Code and other controlling safety and health laws or regulations.
DID YOU KNOW?
We each have a responsibility for the safety of ourselves and those around us.
Employees are responsible for their own safety and the safety of others around them. That includes any use of Company property. For example, Company employees may not use cell phones and PDAs while driving or otherwise using machinery. Employees must wear their seat belts at all times in vehicles. Employees should be conscious of their workplace environment and ensure that it is safe at all times for themselves and for those around them.
Employees should be aware of emergency procedures, plant shutdown operations, and the means of responding to a disaster. Employees should immediately report any known or suspected unsafe conditions, hazard or workplace injury to their supervisor or manager.
Subject to applicable law, at no time will weapons be permitted on Company property, including but not limited to, firearms, knives, or explosives unless permitted within the guidelines of your job responsibilities and current Company policies. Employees who are involved in any type of workplace violence are subject to immediate termination. Any employee who perceives a threat of physical injury should immediately report the incident.
PRIVACY
Privacy concerns are real and we respect the rights to privacy in accordance with our legal obligations. Numerous laws and regulations in the United States, Canada and other countries govern personal privacy. Some, such as the U.S. Health Insurance Portability and Accountability Act of 1996 (HIPAA), relate mainly to medical information. The Canadian Personal Information Protection and Electronic Documents Act (PIPEDA) more broadly protects employee information from unauthorized disclosure. These privacy requirements may apply to information about our agents as well. Employees must comply with controlling privacy laws and must ensure that all protected health information and other protected personal information will be kept in a protected location.
OUR COMPANY’S PROPERTY
COMPANY PROPERTY
The Company prohibits the use of Company personnel, facilities or equipment (including vehicles, telecommunications equipment, tools and computers) for anything other than Company business. Company property cannot be used for the personal benefit of any employee or for the benefit of other, non-Company related entities or persons unless permitted by your local policies. Each employee is responsible for safeguarding the

QUESTION & ANSWER
Question: During a recent storm, a tree in my backyard fell on my house and tore my gutter off of the house. I’m a certified welder; may I borrow a Company blow torch and some other tools to fix it after work as long as I pay for the fuel and incidentals?
Answer: No, this is not an appropriate use of corporate resources. Tools and other equipment you need are provided for you to do your job at work, not for personal or other use outside of work. Use of the Company’s tools, equipment or property for other than Company business creates hazards and risks that should not be borne by the Company.
Company property that you use by appropriately protecting it from theft or misuse.
Company property, wherever it is stored – lockers, offices, desks, toolboxes – is still owned by the Company, and the Company retains the right to gain access to the Company property at all times.
In many locations, employees use computers, email, the Internet, cellular phones and other electronic devices on a daily basis. These systems have been provided to our employees to help them do their work in the most efficient and cost-effective manner. The Company recognizes that these devices may occasionally be used for personal use, which is permissible so long as it does not interfere with the employee’s performance of his or her duties, create additional cost for the Company or violate any laws or Company policies. It is not acceptable to use Company devices for personal gain or in a manner that is offensive to others. Use of these devices does not change the ownership of the content. By law, any email sent or received at work or using Company property belongs to the Company. The Company may use them or they may be obtained by someone else during an investigation or lawsuit.
Generally, employees have no expectation of privacy with respect to email and Internet communications transmitted or received through the Company’s systems. The Company retains the right to monitor, open, inspect or otherwise gain access to these communications on its systems whenever necessary to do so.
QUESTION & ANSWER
Question: My husband owns a small home remodeling business. He is away from the house during the day, and from time to time asks customers to call me or email me at work to get in touch with him. May I send a few emails on the Company system to support his business?
Answer: No. While employees may receive some personal telephone calls or emails at work, they should not use Company funds, equipment, or materials to give significant support to a business other than the Company’s business. If you feel like you are exceeding a minimum standard, you should consult with your supervisor or through the other mechanisms contained in this Code of Business Conduct and Ethics.

ACCURACY OF COMPANY RECORDS
The Company takes its legal and ethical obligations to report complete and accurate financial information very seriously. All Company business records must be accurate, truthful and complete without restriction or qualification. Every employee must ensure that our books and records accurately reflect the true nature of the transactions represented. In addition, employees with specific financial reporting duties must understand the obligations of Senior Financial Officers under the Company Code of Ethics for Senior Financial Officers, which is available on the Company’s website. Employees are expected to report any suspected inaccuracy or false statement in the Company’s books and records to their supervisor, the Chief Financial Officer or the Internal Audit Department.
The Company has taken steps, through the adoption of policies and procedures, including its authorization matrix, to ensure that all transactions have proper management approval, are properly accounted for, and that our public reports and financial statements fairly and accurately represent these transactions. Without exception, all Company funds will be accounted for in official Company records, and the identity of each entry and account will be accurate and complete. The Company does not maintain nor does it sanction any “off the books” fund for any purpose.
The failure to maintain accurate books and records may expose the Company and/or its employees to significant civil and criminal penalties. It is a violation of Company policy to intentionally cause our books to be false, misleading or inaccurate in any way, including the concealment of any payment by means of passing it through the books and accounts of third parties, such as agents or consultants.
The Company prohibits any action to evade taxes payable by the Company. It is likewise not permissible to aid or facilitate Company employees, vendors or customers in misrepresenting or evading taxes.
DID YOU KNOW?
Falsification of an expense report or a medical reimbursement request is a falsification of the Company’s books and records.
The Company’s internal auditors must exercise independent and objective judgment. All employees are expected to fully cooperate with both internal auditors and external independent auditors by being candid and providing all information or other documentation requested by the auditors. The Company further expects all of its employees to be honest and complete in their responses to these audits and other management inquiries. Under no circumstances may any employee take any action to coerce, manipulate, mislead or fraudulently influence an internal auditor or an auditor from the Company’s independent public accounting firm. No one can ask you to violate this fundamental obligation.
Anyone who has a question or concern regarding accounting, financial reporting, internal accounting controls, auditing or other financial matters should contact the Company’s Helpline, Chief Compliance Officer, the Audit Committee or the Board of Directors as noted on www.muellerwaterproducts.com. If there is any question of propriety, ask an appropriate person in the Finance Department for help.

QUESTION & ANSWER
Question: We owe a customer for a prior sale. The customer has asked for a discount for future purchases instead of an immediate repayment. Can we use the income this quarter, and discount this customer in the future? Do we need to make an accounting entry to reflect our arrangement?
Answer: These kinds of questions are always difficult, and you should consult with your division controller, the Company controller, Internal Audit, or the Company’s independent auditors to determine the answer that is consistent with generally accepted accounting principles.
There are two other complexities. If you have any reason to believe a non-traditional payment schedule is being used to deceive a third party, you should consult with a representative of Internal Audit or the Law Department immediately.
You should also note that the SEC takes the position that any deviation from GAAP, even on small amounts, is material if the deviation is intentional. This area is under constant supervision, and is changing, so the best course of action is to seek advice as soon as possible after you identify an issue.
OUR CUSTOMERS AND SUPPLIERS
CONFLICTS OF INTEREST; HIRING RELATIVES OR FRIENDS
DID YOU KNOW?
All relationships that could create a conflict of interest should be reported annually on the Conflict of Interest Form included as an Appendix to this Code of Business Conduct and Ethics.
Company policy regarding a possible conflict of interest is based on the principle that all employees have a duty of loyalty to the Company, and that each employee’s business decisions must be made in the best interest of the Company and not motivated by personal interest or gain.
Your personal interests or relationships must not interfere with the Company’s best interests. Any appearance of impropriety shall be avoided, particularly when you are selecting or dealing with a supplier of goods or services to the Company. This is particularly true in hiring relatives or friends. Always follow Company procurement guidelines or ask questions.
A potential conflict of interest exists if a Company employee has a business, financial, family or other relationship with suppliers, customers or competitors that may impair the independence of any judgment the employee renders on behalf of the Company. The Company expects all employees to avoid and promptly disclose potential conflicts of interest.

As a guide, the following are examples of areas in which you may encounter conflicts of interest. Situations such as the following must be disclosed to the Chief Compliance Officer:
Employment/Business Activities of Relatives: Each employee must disclose his or her relationship with any family member or significant other or close relative who is an employee and/or owner of a customer, supplier or competitor.
Relatives Working at the Company: Under no circumstances can an employee influence the hiring of a close relative. Similarly, if an employee has a close relative who is also an employee of the Company, it is unacceptable for the employee to influence, directly or indirectly, employment or performance, compensation or promotional decisions regarding the relative.
Financial Involvement: No employee or his or her immediate family may have a significant (controlling) financial interest or management control in a competitor, supplier or customer of the Company. (A nominal or portfolio investment in a publicly traded company normally does not represent a conflict of interest.)
Outside Business Activity: No employee may have any outside business interest with a supplier, customer or competitor of the Company.
Business Opportunities: Employees should not compete with the Company. Employees are not to take, or permit others to take, advantage of a business opportunity that belongs to the Company, and should promptly report the existence of any such opportunities.
Improper Entertainment: No employee should receive improper gifts and entertainment from Company suppliers or customers.
Outside Governance Opportunities: If you have the opportunity to serve as an officer or director (or any similar function) of an unrelated entity, you must obtain approval from the Law Department prior to accepting such a position.
These situations are only examples. If you are uncertain whether a particular transaction or relationship may give rise to a conflict of interest, or may be perceived as a conflict of interest, you are encouraged to discuss the matter with your supervisor, the Chief Compliance Officer or an attorney in the Law Department before taking any action.
A Conflict of Interest Form is attached to this Code of Business Conduct and Ethics for reporting any activities or relationships that you believe could give rise to a conflict of interest. When in doubt, ask for advice or simply complete the form and request advice as the form instructs.
ENTERTAINMENT OR GIFTS
Accepting Gifts
Creating and maintaining good relationships with our customers, suppliers and business partners is vital to the Company’s success. But business decisions by Company employees are expected to be made only on the basis of quality, reputation, service, price and similar competitive factors. Therefore, good judgment and moderation must be exercised when accepting gifts, meals or entertainment in order to avoid even the appearance that a business decision has been influenced.

DID YOU KNOW?
The receipt of gifts other than those permitted by this Code of Business Conduct and Ethics must be reported to the Chief Compliance Officer, and, for certain executives, to the SEC.
The occasional exchange of gifts, meals and entertainment of small value are a common business practice meant to provide a legitimate opportunity to interact, create goodwill and establish trust. But gifts should not be lavish or overly frequent, or given in a manner that creates an appearance of impropriety.
Certain gifts and entertainment are not to be accepted under any circumstances, including loans from individuals or organizations having dealings with the Company, any form of cash gratuities, private or personal discounts not sanctioned by the Company and any illegal activities. Gifts given with the intent to bribe, make a kickback or place undue influence are, of course, illegal and not the way the Company conducts its business.
Incidental gifts and meals or entertainment that you receive as part of your interactions with a vendor or supplier may be appropriate. For example, you may be asked to participate in a golf game with a customer or a vendor – this is an appropriate and normal way of conducting business in our industries, and it might even seem out of the norm to turn down such an invitation. But any lavish gifts – and all gifts that exceed, or might be expected to exceed, $250 in value – must be promptly reported to the Company’s Chief Compliance Officer to determine whether the gift is appropriate. Whether a gift is lavish may depend on the circumstances, but you are expected to use good judgment – how would it look on the front page of tomorrow’s newspaper? When in doubt, you should seek advice.
If the Chief Compliance Officer believes the gift, meal or entertainment is inappropriate or may create an appearance of impropriety, you may be required to reject the offer, to return the gift, to reimburse the giver (if rejection or return is not practical), or turn the gift over to the Company.
DID YOU KNOW?
Certain customers of the Company and its subsidiaries – including some of our largest customers – have agreements with the Company that prohibit Company employees from giving gifts in excess of small amounts – even as low as $50.
Giving Gifts
The same principles apply to giving gifts to potential or current customers, suppliers or other business associates. Normal business entertainment is not prohibited, but you should use good judgment in offering gifts. It is always a good idea to check with a supervisor or the Company’s Law Department for any gift that is not customary in our industries.
You should also be mindful of the policies or restrictions that may apply to the recipient – some of our customers have policies that preclude the receipt of gifts with a value as low as $50.

Union Gift-Giving
The Company’s relationships with union representatives are different than other business partners. There are specific and complex laws related to gifts given to union representatives. Violation of these laws could have serious consequences for the Company and jeopardize our continuing relationship with the unions that represent our employees. You must contact the Law Department for guidance prior to giving any gift to a union representative.
You should consider cultural concerns regarding the giving or receiving of business gifts. If you are not sure whether a proposed gift is lawful or proper, you should contact the Company’s Law Department for guidance.
OTHER DEALINGS WITH OUR CUSTOMERS
Our customers are the lifeblood of our business. We are committed to providing the highest quality products as well as providing services and products that meet all contractual obligations and the Company’s quality standards. Our continued success and reputation around the world depends on building productive relationships with our customers based on integrity, ethical behavior and mutual trust and respect. All employees are expected to maintain impartial relationships with customers.
We manage our business according to the following principles, regardless of customer merchandising philosophy, format or class of trade:
•	We will treat all customers fairly and without discrimination.

•	We will not attempt to unfairly influence customer decisions regarding the purchase of competitive items.

•	We will not tolerate reciprocity with customers in any part of the business. Therefore, bribes, kickbacks and rewards, including cash gratuities, trips or other similar items, are not to be solicited, given or accepted in connection with any business transaction.
QUESTION & ANSWER
Question: I am a Customer Service Representative, and my customers sometimes send gifts such as flowers or candy in appreciation for a “job well done.” One customer invites me to attend a baseball game for a visiting team I particularly enjoy. This year, they forgot. Can I call them to ask them about the tickets?
Answer: There are two questions here. First, are the gifts you receive of “nominal value”? Generally, you may accept items of nominal value. For gifts such as food it may be appropriate to share these items with the work group.
The second question is whether a request for a “gift” is really a gift. A request for a gift makes the tickets a solicitation, and not a gift. Under no circumstances should you request a personal favor as a “quid pro quo” for doing business with the Company.
Gifts that exceed nominal value may be donated to charity, if returning the gift would cause unusual hardship. If customers want to recognize your work, you should suggest that they send a letter of appreciation to your supervisor.

ADVERTISING/PROMOTIONS
Advertisements used by the Company are to be substantiated by supporting data before they are published or broadcast. We want to ensure that our customers are not disappointed by claims for our products that are not supported by performance. You must not use trademarks or intellectual property of others in advertising our products.
DEALING WITH OUR SUPPLIERS
The Company’s worldwide supplier relationships are to be based on the fundamental concepts of honesty, fairness, mutual respect and nondiscrimination. We encourage continued supplier support that will build sound, long-term relationships. At the same time, we respect and value healthy competition for our business. Purchasing decisions by Company employees must be made solely on the basis of quality, reputation, service, cost and similar competitive factors.
Company employees who deal with suppliers or potential suppliers – whether routinely, occasionally or infrequently, directly or indirectly – must be beyond reproach in every business transaction and must not allow themselves to be put into a position where their business judgment can be influenced, or even appear to be influenced. The following best practices always apply:
•	Purchases of materials and services are to be performed fairly and impartially and are not to be influenced by bias or favoritism.

•	All discussions with an existing or potential supplier are to be restricted solely to the Company’s needs and the materials and/or services being offered by or sought from that supplier.

•	If attendance by a Company employee at a vendor-sponsored event would provide a business opportunity for the Company, or promote a business relationship providing a tangible benefit to the Company, associated expenses should be paid by the Company.

•	Reciprocity with suppliers will not be tolerated. Bribes, kickbacks, rewards or similar considerations are not to be solicited or accepted in connection with any purchasing transactions.

•	Company employees who make or approve purchasing decisions are not to solicit gifts of money/time from current or potential suppliers on behalf of charitable, civic or other organizations.
INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION
Confidential intellectual property and confidential information are key tools the Company uses to create value for our employees and stockholders and must be safeguarded. Protecting this information is vital to the Company’s ability to effectively conduct its business. Intellectual property includes copyrights, patents, licenses, trademarks and trade secrets.

Confidential information includes, but is not limited to, contract terms, customer lists, proposals, project plans, business plans, processes and other information that the Company has not released publicly or which is not available through other public methods. Confidential information can also include the same type of information received from our customers, suppliers and contractors, and we have an obligation to safeguard that information as we would the Company’s.
DID YOU KNOW?
Intellectual property includes:
Copyrights
Patents
Licenses
Trademarks
Trade secrets
As part of your work, intellectual property or confidential information may become available to you, or the suppliers and contractors you are working with. You are expected to take appropriate steps, such as use of a confidentiality agreement, to prevent misuse of Company information.
Security measures must be employed regardless of the medium on which information is stored (fiche, paper, magnetic media, etc.) or the methods by which the information is communicated (email, face-to-face conversation, etc.). Such protection includes basing access to information on “the need to know.” Managers are expected to devote sufficient time and resources to enforce information security for information under their control or use.
DID YOU KNOW?
Certain information the Company qualifies as “trade secrets.” A trade secret can be anything from a manufacturing process to a skill used in servicing a product. While confidentiality agreements usually have a defined term, the confidentiality of a trade secret should last forever – the Company can legally protect its trade secrets as long as they remain “secret.”
OUR COMPETITORS
FAIR DEALING
Our businesses rely on effective competition with our competitors. But, at the same time, we are also required to deal fairly and honestly with our competitors. Do not act in a manner that could adversely affect our reputation or otherwise restrict fair trade and competition. Do not abuse privileged information, misrepresent or harass a competitor. Always compete fairly and honestly, winning business on the basis of superior product, service, and pricing.

ANTITRUST AND COMPETITION LAWS
DID YOU KNOW?
More than 100 countries now have competition laws.
The Company’s business is conducted under conditions of intense competition. The Company is committed to the concept of fair and vigorous competition, and to complying with all antitrust and competition laws that apply to it. Antitrust and competition laws and regulations are vigorously enforced around the world and violations may result in substantial fines, loss of business, forced sales of parts of the business, jail time and even sanctions for individuals.
Employees working with competitors are expected to know and understand the antitrust laws and regulations that apply to their locations and activities. There may be special rules and policies that apply to those employees, and they should be aware of those policies.
Every employee should know that even the receipt of information from a competitor may raise issues that need to be addressed. Communications with competitors should always be reported to a supervisor. If you have any question as to competitive implications of a conversation, agreement, arrangement or information, or if you believe that a communication is troubling under the competition and antitrust laws, refer to the controlling Antitrust Policy or contact the Company’s Law Department for further guidance.
OUR COMMUNITIES
ENVIRONMENTAL POLICIES
The Company takes pride in its improving environmental record. We strive to meet or exceed all controlling environmental laws and regulations for our various operations.
The Company recognizes that our businesses can have an effect on the environment, and that the laws and regulations that apply to our businesses sometimes are not as high as our own standards. When there are differences between the law and our own higher standards, we will apply our standards. We will work hard to mitigate adverse effects on the environment caused by our manufacturing processes and the use of our products, using reasonable environmental solutions, minimizing our impact on the environment whenever possible.
Every employee has a role to play in the Company’s commitment to the environment. Each employee must take responsibility and ownership for implementing the Company’s environmental policy. Upon the discovery of any event that may affect the environmental impact of the Company’s operations, you should promptly notify your supervisor and, if appropriate, the Company’s EHS Department or the Company’s Law Department.

From time to time the EHS Department will adopt new policies relating to the environment. If it is your responsibility to ensure compliance with those policies, you are expected to understand the policy and what is expected of you.
ANTI-CORRUPTION
As a good corporate citizen, the Company strives to act in a manner that respects the best interests of the communities and companies with which we do business. That means it is never acceptable to make an improper payment to gain advantage. Improper payments may be deemed to be “corrupt” and could expose you and the Company to possible criminal prosecution. The Company complies with the anti-corruption laws in all countries in which we do business, including the Foreign Corrupt Practices Act (FCPA) and the Canadian Corruption of Foreign Public Officials Act. There may be laws in other countries that have a similar effect, and our policy is to comply with all controlling law.
As required by the FCPA, Company employees, directors, agents and representatives are prohibited from making payments of money or anything else of value, directly or indirectly, to foreign government officials in an effort to obtain or retain business or secure any improper advantage. All transactions with foreign officials are to be properly documented and accounted for in the Company’s records. And many countries control private companies to the point that anyone can be an “official.” The FCPA does permit some payments to non-U.S. government officials in order to secure or ensure routine services, but these permissions are very limited and you should seek legal advice in advance of any such payment.
The rules around gifts, entertainment, and travel expenses of foreign officials vary from country to country, within agencies, and even within smaller jurisdictions within a location. Before offering a gift or entertainment – even purchasing a meal for a government official – or offering to pay for travel expenses for a foreign official, contact the Company’s Law Department to ensure that it is appropriate and legal for the location. Violations of the anti-corruption laws have serious consequences, including criminal penalties and fines. The Company has adopted a specific anti-corruption policy that may apply, and you should consult it if you have questions.
QUESTION & ANSWER
Question: Our department is hosting a function and would like to invite the Minister of Energy, who is known for his positive views toward the Company. It would entail flying him from his office location to our function site. May we invite him?
Answer: There are many laws and regulations surrounding the giving of gifts, meals, and entertainment to government officials. There could also be restrictions under the FCPA that do not allow the invitation to the Minister. You should contact the Law Department for guidance prior to extending any invitation to a government official.
“Facilitating payments” may be exempt, but you are better off asking for help before making any payment that you believe could ultimately benefit a foreign official.

POLITICAL ACTIVITIES AND CONTRIBUTIONS
The Company encourages all employees to vote and participate in the political process. However, federal, provincial, state and local laws restrict the use of Company assets in connection with the political process. Corporate political contributions are permitted only with prior written approval of the Law Department and corporate and subsidiary officers, and only to the extent allowed by law. Employees and Company agents who interact with government officials are expected to familiarize themselves with the laws that apply to those interactions. Persons who represent the Company in lobbying activities may be required to certify their activities on a regular basis.
The laws regarding entertainment and gifts vary from state to state and location to location, and many jurisdictions now prohibit the giving of anything of value – including a meal – to an elected official without some consequence. In addition:
•	Unauthorized contributions or payments of any type (or promises of the same) to any local or foreign public officials are strictly prohibited.

•	The Company does not reimburse anyone for personal contributions made to political candidates, parties or campaigns, including fund-raising tickets for political functions.

•	Employees and directors must not pressure other employees, suppliers or others to make political contributions.

•	Only authorized employees should communicate or coordinate Company business with government officials.
Acts of hospitality and entertainment directed to public officials should be of such a scale as to avoid compromising the integrity or impugning the reputation of the Company or the public official and shall comply with controlling law. Under existing law, you may not offer anything of value in certain circumstances, and in other circumstances it must be reported if the government official meets certain criteria or the Company is engaged – independently or through any of its subsidiaries – in lobbying federal government officials. The giving of a meal is excepted as long as the meal is not more than $50 in value, and no more in the aggregate than $100 in gifts in any year. Since these expenditures are aggregated across the Company’s divisions, it is important that all such gifts be coordinated and approved in advance.
OUR STOCKHOLDERS
LAWS AND REGULATIONS
Employees of the Company are expected to follow the laws, regulations, judicial decrees and orders that control the actions of the Company or that apply to its property or employees. While this Code of Business Conduct and Ethics addresses some specific legal areas, it cannot comprehensively set forth all applicable legal requirements. Any employee with questions on specific laws or regulations should contact the General Counsel or any attorney in the Law Department.

MONEY LAUNDERING
Criminals often “launder” their criminal proceeds through legitimate business transactions. More than 100 countries currently have laws that restrict money-laundering. You are required to take reasonable steps to detect and prevent unacceptable money transfers. If you have questions, contact the Finance Department or the Law Department.
SECURITIES LAWS AND INSIDE INFORMATION
The Company is also subject to the securities laws. These laws are intended to ensure that investors in the business are treated as the “owners” of the Company, and that our creditors and stockholders understand our businesses.
These laws also require that no employee, agent or members of their immediate families purchase or sell the Company’s securities – or the securities of the companies with which we do business – when they are aware of material non-public information about such company. This means being aware of anything not yet made public by the Company that an investor would likely consider important in determining whether to buy or sell stock. It is very important that employees and agents do not communicate any material, non-public information of which they become aware, whether related to the Company or other companies with which we do business, to anyone outside of the Company. Even internally, employees and agents should only discuss this information with others on a “need to know” basis. The Law Department has adopted other policies to ensure that its employees do not inadvertently violate the securities laws.
Violations of the securities laws have serious consequences including the possibility of significant fines and time in jail. The Company encourages you to ask questions and seek advice if you have questions or are uncertain about how these laws may apply to a specific activity. Please contact the Company’s Law Department for assistance with any question regarding securities.
DID YOU KNOW?
The insider trading laws can apply to your trades in securities of any public company, including the Company’s customers if you have material, non-public information that you obtained from that customer.
DISCLOSING MATERIAL INFORMATION
Sharing material information with our stockholders, regulators and the public at the right time, and in the right manner, is vital to the Company’s success. These disclosures are also required by law. As a publicly traded company, the Company regularly discloses material information concerning the Company through its filing with various regulatory agencies, press releases, annual reports and earnings calls. It is the Company’s policy to make all disclosures in a manner designed to provide appropriate access to material information for all stockholders, investors and the public in a timely, non-selective manner.

To ensure the proper disclosures, the Company has designated a few employees as the contact point for the media and investors. If you are approached by, or receive a call from, the media, refer the caller to the Company’s Corporate Communications Department. If you are contacted by a member of the investor community, refer the individual to the Senior Vice President of Strategic Planning & Investor Relations. The Company may have other policies that apply to such disclosures.
To further protect the Company’s material information, you should:
•	Avoid discussing material information related to the Company on cell phone calls, in elevators or other public places where others may overhear your conversation.

•	Never initiate a conversation with a member of the media regarding the Company’s business.

•	Do not discuss Company business, material, confidential or otherwise, in internet chat rooms, websites, message boards or blogs – whether you believe these sources to be secured or not. Even if the information posted about the Company is incorrect, you should not respond or otherwise post any messages. This applies to personal as well as public websites, message boards and blogs.
INTERNATIONAL TRADE LAWS
The Company imports and exports goods and services across national borders. International trade laws apply to the transmission of such goods and services. U.S. laws are complex, and could prohibit the release of technical information, including the release of information within the U.S. If you are involved with importing or exporting, you need to be aware of the applicable governmental regulations and requirements. A failure to comply can result in fines, penalties, imprisonment and/or a loss of trade privileges.
Anything the Company ships out of the United States must be covered by an export license, but there are certain “general licenses” which allow the Company to export some non dual-use products without a specific license. Export control regulations are also quite complex and differ for companies located in the United States and abroad. The Company has adopted an Export Control Policy that ensures that employees involved in exporting activities are familiar with the controlling law governing their activities.
U.S. laws prohibit the Company from complying with or furthering an international boycott not supported by the U.S. Government, such as the Arab League boycott of Israel. Company policy requires Company employees, agents and representatives to strictly comply with U.S. anti-boycott laws, which apply to both U.S. and foreign subsidiaries and affiliates. U.S. law requires the Company to report requests to comply with the boycott, as well as requests to furnish information that may be boycott-related. Because language that may be of a boycott nature may be difficult to spot, all inquiries and correspondence originating in the Middle East, including, but not limited to, verbal inquiries, should be documented and reviewed promptly by the General Counsel.

RETAINING BUSINESS RECORDS
The retention of business records has become a large concern in recent years, with many individuals and companies being punished for not properly retaining business records. Requirements for retaining business records are governed by various laws and regulations. In addition to the retention of records, the Company has an obligation to prevent the destruction of business records related to an investigation, claim or lawsuit. It is the Company’s policy to fully cooperate with government investigations and to properly respond to legal requirements related to the production or retention of business records.
The improper retention and destruction of records could have serious consequences, including civil and criminal penalties. Please consult the Company’s Records Retention Policy and retention schedule for information on what, how, and for how long, documents should be retained. Also speak with your supervisor or the Company’s Law Department regarding any questions you have about whether a record should be retained or destroyed.
If you learn of a government investigation or inquiry, work-related lawsuit or legal notice of process – such as a subpoena, search warrant, government request for information – immediately communicate this information to your supervisor and the Company’s Law Department. The Company and its employees have a right to be represented by legal counsel if the Company is threatened with a lawsuit or investigation. No employee should speak with a lawyer investigating a lawsuit or government investigator without approval from the Company’s Law Department. Employees should ask lawyers and government investigators for time to consult with their legal counsel before answering questions.
Under no circumstances should you:
•	Destroy records related to an inquiry, request, active legal or other official matter.

•	Alter relevant records.

•	Lie or mislead government investigators during any investigation.

•	Pressure anyone to hide information or provide false or misleading information to government investigators.
Business records include email and voice mail and business information in all forms (documents, recordings, spreadsheets), stored in paper, electronic or other formats.
OUR RESPONSIBILITIES
PERSONAL RESPONSIBILITIES
The Company strives to provide a safe, healthy and productive work environment. Each employee has a personal responsibility to other employees and to the Company to contribute to this effort and to help eliminate actions or circumstances that undermine the work environment.

Each of us takes pride in the high standards of conduct that identify us as Company employees. It is our responsibility to implement and carry out our commitments to our stockholders, customers, suppliers, fellow employees and society as a whole. Every employee, regardless of position, is expected to assume this responsibility to assist the Company in carrying out these commitments.
All employees are responsible for:
•	Reading and understanding the requirements of this Code of Business Conduct and Ethics.

•	Signing the required Acknowledgment Form annually.

•	Abiding by the Code of Business Conduct and Ethics, and other Company policies, and demonstrating through daily conduct their personal commitment to complying with the Code of Business Conduct and Ethics and other Company policies.

•	Remaining alert to the actions of any employee, or any other person or organization with which the Company has a relationship, that violate this Code of Business Conduct and Ethics, or the Company’s other applicable policies.

•	Reporting all suspected violations of this Code of Business Conduct and Ethics, including complete disclosure of all relevant information.
It is important for all employees to understand that violating this Code of Business Conduct and Ethics may result in disciplinary action. This could include suspension, paid or otherwise, or termination of employment. Violations may also result in civil or criminal prosecution and penalties under the provisions of any applicable law or regulation.
This Code sets forth the Company’s expectations of all of its employees and directors, but does not modify an individual’s employment relationship with the Company. Neither this Code of Business Conduct and Ethics nor the policies supporting it are a contract of employment and do not guarantee continuing employment for any employee.
REPORTING RESPONSIBILITIES
Ethical business conduct requires that even the appearance of inappropriate behavior be avoided as well as the behavior itself. The appearance of impropriety can often be avoided by complete and early disclosure of events to appropriate persons within the Company. Disclosure and approval received before the fact will frequently avoid questions related to later conduct. In conducting your affairs and the affairs of the Company, employees should remember that over disclosure is preferable to under disclosure.
Each employee of the Company has the obligation to report any suspected violation of this Code of Business Conduct and Ethics. Suspected violations should be reported in detail, conveying as much information as is available to allow for a proper, effective and timely investigation. Allegations will be reviewed and investigated promptly in cases where sufficient information has been provided.

Violations, or possible violations, of the Code of Business Conduct and Ethics should generally be addressed first with the employee’s immediate supervisor. This may provide valuable insight or perspective and will encourage resolution of issues and problems within the appropriate department. But an employee who does not feel comfortable discussing the matter with his or her immediate supervisor should address the matter with the appropriate department head, Human Resources, the Chief Compliance Officer or an attorney in the Law Department. The employee may also use the Compliance Inquiry Form attached to this Code of Business Conduct and Ethics.
Any employee who feels uncomfortable speaking directly with someone at the Company is encouraged to call the Company’s Helpline. The Helpline is maintained by a third party, operates 24/7 and is not affiliated with the Company in any way. Interpreters are available through the Helpline to ensure that concerns can be properly communicated. The Helpline does not use tracking equipment, recording devices or other means of identifying the caller. Any person may remain anonymous when calling the Helpline. An employee may provide his or her name to permit the Company to make further contacts and a more complete investigation. Each employee can decide to stay anonymous, but will not suffer retaliation for calls made in good faith.
Reports received through the Helpline will be forwarded to the appropriate personnel for review and investigation, if appropriate. An employee can arrange for a call-back date to determine how the matter was handled.
The Company is aware that anonymous reporting may lead to false accusations, and the Company will carefully investigate any report. Improper use of this compliance procedure will not be tolerated, and such actions will be subject to discipline, up to and including suspension or termination of employment.
WAIVERS OR AMENDMENTS
The Company may waive or amend this Code of Business Conduct and Ethics and reserves the right to do so at any time, without advance notice, though the Company will attempt to notify employees of any such changes. All changes to this Code of Business Conduct and Ethics will be posted on the Company’s website.
Waivers of the Code of Business Conduct and Ethics are not taken lightly and are not standard. Any waiver of this Code of Business Conduct and Ethics for an employee may only be made by the Chief Compliance Officer after consideration of the facts and circumstances surrounding the request. Officer and director waivers must be promptly disclosed as required by law, stock exchange listing standards or other applicable rules or regulations.
EUROPEAN UNION EXCEPTIONS
Many European Union countries limit the types of reports that the Helpline can accept. The Helpline follows any such limitation and will notify callers from those countries, or any other callers, to the extent their calls cannot be accepted.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
The Company’s Senior Financial Officers are not only responsible for adhering to the ethical standards laid out in this Code of Business Conduct and Ethics, but have a heightened responsibility to provide leadership by example to create a culture of the highest ethical standards, commitment to compliance, a workplace that encourages employees to raise ethical and compliance issues, and prompt follow-up of such issues.
If you are a senior financial officer of the Company, you are subject to the Code of Ethics for Senior Financial Officers, which is incorporated herein by reference and available on the Company’s website. The senior financial officers include the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Controller, and the following personnel (“Covered Persons”): the chief operating officers and principal financial officers of each of the Mueller Co., Anvil and U.S. Pipe divisions.

CONCLUSION AND ACKNOWLEDGMENT
Final Thoughts from the Chairman:
Now that you have had a chance to read our Code of Business Conduct and Ethics, you see just how much our success depends on your commitment to ethics and good business practices in your day-to-day activities. That is why your adherence to this Code of Business Conduct and Ethics is a condition of employment wherever possible, and you are being asked to sign the attached Acknowledgment Form. Please refer to this Code of Business Conduct and Ethics often, and access the resources the Company has made available to you for guidance. The Company’s Helpline may be accessed from all locations in the world at 1-800-569-9358. You may always contact your supervisor, any attorney in the Law Department, or the Chief Compliance Officer, or just send an email with your question to compliance@muellerwp.com.
As with everything else that we do, we depend on you to make sure that we are meeting our own high standards. It is not trite to remind ourselves that many people depend on our products for clean drinking water, safety, and for strong and durable performance. We depend on your adherence to these good business practices to ensure that we can become an even larger and more successful company – the Company that we all want it to be. With your help, we can do it.
Gregory E. Hyland
Chairman of the Board and
Chief Executive Officer

FREQUENTLY ASKED QUESTIONS
1.	Conflicts of Interest – Relatives
Q:	Are distant relatives, such as cousins, included in the conflicts of interest or employment of relatives portion of the Code?

A:	The conflicts of interest and employment of relatives policies generally apply to members of the immediate family only. “Immediate family” is described as spouse, mother, father, mother-in-law, father-in-law, sister, brother, children, stepfamily members or any adult who lives in your household. However, if a personal relationship, such as a distant family relationship or a friendship could influence your objectivity or create the appearance of favoritism, please use the Conflict of Interest Inquiry Form in the Code to seek guidance from the Law Department or the Company’s Chief Compliance Officer. In addition, all such relationships must be reported annually, as job responsibilities and Company policies may change.
2.	Conflicts of Interest – Gifts from Current Contractors
Q:	After signing a large contract with a supplier, they offered me two tickets to a major league sporting event. Is this an acceptable gift?

A:	Because of the possibility that this could be construed as a kickback, consult with your Company’s Law Department prior to accepting the tickets.
3.	Conflicts of Interest – Bartering
Q:	If a concert venue offers me eight tickets to an event in exchange for a discount on materials to be sold for another facility being built, can I accept?

A:	No. Receipt of a personal benefit in exchange for business or preferential terms is never acceptable. We should all avoid conflicts of interest and ensure that personal interests do not impact our business decisions.
4.	Sexual Harassment
Q:	If I make comments about how someone looks in a particular outfit and those comments offend that person, can that be considered sexual harassment?

A:	While such a comment made in isolation probably does not rise to the level of sexual harassment, it could, as part of a pattern of behavior, create a hostile work environment that constitutes sexual harassment. Sexual harassment can include any unwelcome sexual advances, request for sexual favors and other verbal or physical conduct of a sexual nature, particularly where such harassment has the purpose or effect of interfering in any manner with an employee’s working relationship and/or career development, or creates an intimidating, hostile or offensive working environment. The Company’s Human Resources Department has a comprehensive policy on sexual harassment for your review.

5.	Ethics and Compliance – Complaint Resolution
Q:	What happens if I am not satisfied with the resolution of a complaint I placed to the Helpline?

A:	The Helpline has protocols in place to ensure that a thorough and accurate review of your concern has been conducted and the appropriate resolution has been determined. There may be times that the Company has resolved a situation that may not be the resolution that you would have identified or has determined that the concern is not contrary to Company policy. If you continue to have concerns after a resolution has been provided, please report your concerns back to the Helpline for additional review.

Q:	Can I lose my job for filing a complaint under this policy?

A:	No, the Company absolutely prohibits retaliation for coming forward with a good faith complaint regarding any conduct that may violate this policy. If you feel that you have been retaliated against because you have filed a complaint under this policy, please immediately contact the Compliance Department. Filing a complaint under this policy, however, does not insulate you from performing your job at an acceptable level or from otherwise adhering to our business policies and practices. Accordingly, you may still be disciplined or terminated for conduct unrelated to your complaint.

Q:	What if I decide not to participate in any investigation based on a complaint made pursuant to this policy?

A:	Once we learn of an allegation that our policy has been violated, we are under a legal duty to investigate, whether you cooperate or not. We encourage employees to fully cooperate so that we can resolve any potential policy violations quickly and effectively.
6.	Proprietary Information
Q:	I recently created a training presentation for my staff that includes graphics and other creative options. Can I use this presentation for personal business or take it with me if I begin working for another company?

A:	No. All work product created by you in the course of conducting Company business, including intellectual property, is the property of the Company. The Company hired and pays you for your knowledge, experience and creativity. Anything that you have created for the Company cannot be used elsewhere without prior permission. The information is owned by the Company and is therefore proprietary.

7.	Confidential Information
Q:	I generate a report on a routine basis. This report contains personal information such as names and social security numbers. I do not need to retain it. How should I discard it?

A:	Unless management has instructed you to retain all documents (paper and electronic) as a result of a government or internal investigation or other legal basis, the report should be retained or discarded in accordance with the Company’s document retention policy. Confidential documents that are discarded should be shredded or destroyed so that the information contained in the report cannot be reconstructed.
8.	Charitable Contributions
Q:	Can I agree or promise that the Company will donate charitable funds to organizations that request donations?

A:	The Company has specific policies and procedures for charitable contributions. Mueller Water Products is concerned about each of the communities we serve. As such, we engage in community activities and sometimes make charitable contributions when possible and appropriate, and when in compliance with our agreements with our creditors. All charitable contributions must be approved as provided in the Company’s authorization matrix. Therefore, no employee should promise a charitable contribution to any organization until the donation has been approved by the authorized Company representative. If you have any questions regarding our charitable contribution policy please contact the Ethics & Integrity Helpline.
9.	Accurate Books and Records – Travel and Expenses
Q:	While traveling on Company business, I forgot to collect receipts for two business dinners. Can I use personal receipts from different dates in place of the missing receipts? The cost was about the same.

A:	At no time should personal receipts be used to replace missing business receipts. Instead, consult your Company’s Travel and Expense policy on the appropriate protocol for missing receipts.

CONFLICT OF INTEREST FORM
I request assistance in determining whether the following situation is a conflict of interest:

[Attach additional pages if necessary]

Name (Print):	Company:

Signature:	Location:

Today’s Date:	Title:

Please sign and return this form or a copy to your supervisor or manager.
It will be sent to the Compliance and Ethics Department for review and determination and a copy will be placed in your personnel file. Potential conflicts of interest must be reported on an annual basis as your job responsibilities and Company policies may change.

COMPLIANCE INQUIRY FORM
If you have a question or concern as to whether specific behavior is not in compliance with the Code of Business Conduct and Ethics or corporate policy, please fill out the following inquiry form or a copy of this form and return it to the Compliance and Ethics Department.

[Attach additional pages if necessary]

Name (Print):	Company:

Signature:	Location:

Today’s Date:	Title:

If you would like us to contact you or respond to you at home, please provide the following information:
Home Address:
Home Phone Number:
I certify that the information stated above is true and correct to the best of my knowledge. I understand that any disclosures I make are subject to review and investigation by a member of management or the Compliance and Ethics Department. I understand that my disclosures may be reviewed by other appropriate Company personnel who will conduct a reasonable inquiry. I understand that to the degree possible, the disclosures that I make will be held confidential and that I will suffer no retaliation for reporting my “good faith” concerns.

Signature:

Date:

ACKNOWLEDGMENT FORM
I certify that I have received the Mueller Water Products’ Code of Business Conduct and Ethics. I have read it and I understand that it represents some of my responsibilities as an employee, officer or director (as applicable) of the Company.
I understand that I have access to a toll-free Helpline number (1-800-569-9358) to answer any questions about the Code of Business Conduct and Ethics. I also understand that I should report any suspected violation as directed in this Code.
I further certify that I have read and understand the Code of Business Conduct and Ethics sections covering potential conflicts of interest. I understand that I may contact the Helpline with any question about any legal or regulatory requirement. I understand that all ethics concerns are treated confidentially and, according to Company policies, there will be no retaliation for asking questions or raising concerns in good faith regarding possible improper conduct.
I understand that I must comply with this Code of Business Conduct and Ethics as a condition of my employment with Mueller Water Products, Inc. or any subsidiary.
☐	I have no conflicts of interest.

☐	I request assistance in determining whether I have a conflict of interest.

Name (Print):	Company:

Position Title:	If a New Employee, Hire Date:

Location:	Today’s Date:

Signature:

Please sign and return this form to your supervisor or manager.
It will be sent to the Compliance and Ethics Department and a copy will be placed in your personnel file.

© 2008 Mueller Water Products, Inc. All rights reserved. The information contained in this book, including all logos that appear herein are copyrights, trademarks, or other intellectual property owned, controlled, or licensed by Mueller Water Products, Inc. or its subsidiaries. No part of this book may be reproduced, transmitted, stored, or retrieved in any form or by any means without written permission of Mueller Water Products, Inc.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
(As appended to the Code of Business Conduct Policy and Compliance Program of Mueller Water Products, Inc.)

This Code of Ethics (the “Code of Ethics”) applies to all senior financial officers of the Company. The senior financial officers of the Company include the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer and Comptroller, and the following personnel (“Covered Persons”): the chief operating officers and chief financial officers of each of the Mueller Co., Anvil and U.S. Pipe divisions.
     The Audit Committee shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the Chief Executive Officer or Chief Financial Officer. Any other violation of this Code of Ethics may result in disciplinary action up to and including termination for cause, and, if warranted, legal proceedings, as determined by the Chief Executive Officer. In determining what action is appropriate in a particular case, the Board of Directors or the Chief Executive Officer shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.
     This Code of Ethics is required by the United States securities laws and the rules and regulations of the Securities and Exchange Commission as being necessary to deter wrongdoing and to promote:
     (i) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,
     (ii) Full, fair, accurate, timely, and understandable disclosure in reports and documents that a company files with, or submits to, the Commission and in other public communications made by the company,
     (iii) Compliance with applicable governmental laws, rules and regulations,
     (iv) The prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified herein; and
     (v) Accountability for adherence to this Code of Ethics.

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     As noted above, the Company is required to monitor and audit the effectiveness of this Code. If you have any questions regarding this Code, please refer to your immediate supervisor, or, with more difficult questions, please feel free to contact the Chief Financial Officer or the General Counsel. You are entitled, of course, to bring any matter to the Company’s Audit Committee in accordance with the procedures set forth in the Company’s code of business conduct.
     1. Each Covered Person must avoid any transaction or arrangement that would create a conflict of interest or the appearance of a conflict of interest between personal and professional relationships.
     A conflict of interest may be generally defined as a conflict between the Covered Person’s private interests and his or her responsibilities to the Company or an entity with which the Company maintains a relationship. A conflict of interest can also arise when an immediate family member is involved in a transaction or arrangement that in any way casts doubt upon the Covered Person’s independence. An “immediate family member” includes a Covered Person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares the Covered Person’s home.
     2. Covered Persons may only accept items of nominal value as gifts from the Company or any individual or entity that is involved or seeks to become involved in a business relationship with the Company.
     Gifts to Covered Persons must be inexpensive, unsolicited and not given with the objective of influencing the Covered Person’s judgment. It is acceptable for a Covered Person to accept meals or other customary forms of entertainment from individuals or entities that are involved or seek to become involved in a business relationship with the Company as long as these items are not provided in order to influence the Covered Person’s business judgment or decision. Under no circumstances is a Covered Person permitted to accept payments, loans, kickbacks, bribes, special privileges or services from anyone. If there are any questions or borderline case, Covered Persons should discuss them with the General Counsel.
     3. All Covered Persons are responsible for maintaining accurate financial records for the Company.
     Covered Persons must closely adhere to the following accounting guidelines:
     (i) All assets, liabilities and transactions of the Company should be accurately recorded in accordance with the Company’s record keeping procedures and generally accepted accounting principles;
     (ii) No false or misleading entries are permitted to be knowingly made or caused to be made in the Company’s record (including expense reports), even if such entries would not be material to the Company or its operations as a whole; and

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     (iii) Any entries that are inaccurate, false or irregular should be promptly reported to the Chairman of the Audit Committee for an immediate corrective action.
     4. Covered Persons must recognize that confidential information is an asset of the Company, and must refrain from using inside information to their personal advantage.
     Covered Persons must maintain the confidentiality of information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed.
     At its core, the prohibition against insider trading focuses on the buying, selling or trading in securities using non-public information. The prohibition applies to securities of the Company as well as to customers and suppliers of the Company, or any entity with which the Company has a business relationship. Covered Persons should refer to the applicable Company’s insider trading policy for further guidance.
     Covered Persons are in a unique position to acquire non-public information about the Company, and such information might influence their decision to buy, sell or trade securities. In addition to refraining from using inside information in making their own investment decisions, Covered Persons should also avoid discussing the inside information with friends or immediate family members (whether at home or in the public) or mailing or faxing the inside information to outside sources unless appropriate confidentiality agreements are in place to ensure that material, non-public information is not used improperly.
     5. The conduct of Covered Persons should be governed by the highest standards of integrity and fairness.
     Covered Persons should avoid those situations in which outside personal interests conflict with the Company’s business. These situations include:
     (i) Ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that is involved or seeks to become involved in a business relationship with the Company;
     (ii) Ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that competes for business with the Company;
     (iii) Outside employment of a Covered Person, or a member of his or her immediate family, whether as a consultant, director, officer, employee or independent

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contractor, with an entity that is involved or seeks to become involved in a business relationship with the Company; or
     (iv) Appointment of a Covered Person, or a member of his or her immediate family, to a public office, board or commission that may create an appearance of a conflict of interest between the goals and purposes of that organization and the Company’s business. Such appointment would include a “public service” organization or a not-for-profit organization.
     6. Covered Persons must not take for themselves opportunities that they discover while working for the Company, or use corporate property or information for personal gain.
     Covered Persons must not (a) take personal advantage of a situation or knowledge acquired through the use of his or her position or the Company’s property, if the situation or knowledge could be used for the Company’s benefit, (b) use his or her position or Company property or information for personal gain, or (c) compete with the Company. Covered Persons owe a duty to the Company to advance its interests whenever the opportunity arises.
     7. In drafting periodic reports that are to be filed with the Securities and Exchange Commission, Covered Persons should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure.
     (i) Go Beyond the Minimum Disclosure Required by Law. While in the past periodic reporting has focused on disclosing only those items that were mandated by the law, Covered Persons should go beyond the minimum requirements to convey the full financial picture of the Company to the public. Areas of special attention include: off-balance sheet structures, insider and affiliated party transactions, board relationships, accounting policies, and auditor relationships.
     (ii) Make Sure All Relationships that Could Give Rise to Any Perceived Conflicts are Fully Disclosed. Given the recent focus of lawmakers on a more complete disclosure of any material conflict of interest to the public, it is important to ensure that any transaction that threatens to create the appearance of a conflict of interest must be fully disclosed in the Company’s periodic reports.
     (iii) Use the MD&A Section to Paint a Complete Picture of the Company’s Financial Condition. A well-written MD&A analysis should be used in order to explain fully all of the key factors, risks and assumptions that support the Company’s business model. While the analysis is far from being an exact science, the MD&A analysis should be used to appraise fully and accurately the investors of the Company’s financial condition.
     (iv) Use More Plain English. Even though the “plain English” rules presently do not apply to periodic reports on Forms 10-K and 10-Q, the basic

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requirements, such as the use of active voice and avoidance of unnecessarily legalistic language, should nonetheless be utilized in discussions of the Company’s financial condition. Over the years, accounting rules have grown increasingly complex, and simple economic facts are often obscured with the use of complicated legal or technical terminology. Covered Persons should strive to present their analysis of the Company’s financial condition in such a way that average investors could reasonably be expected to understand the importance of the information contained in the periodic reports.
     (v) Seek Guidance from the Audit Committee. With an increased emphasis on a better conformity with accounting standards, Covered Persons should understand the needs of the Audit Committee, and understand the means of contacting the Audit Committee directly, to ensure that accounting standards are being applied uniformly and that the Company’s disclosure is supported by sound judgment and analysis.
     (vi) Provide Management with Ample Time to Review and Comment on Disclosure Documents. In an effort to meet periodic reporting deadlines, the Company’s management should be provided with an adequate opportunity to review each disclosure document and to assess its completeness and accuracy. Covered Persons should focus on completing the financial disclosure in periodic reports well ahead of the timing deadlines to allow more time for review by management and auditors.
     8. Covered Persons must comply with all laws and regulations that apply to the Company’s business.
     All Covered Persons should understand those laws that apply to them in the performance of their duties and ensure that their decisions and actions are conducted in conformity with those laws. Any violation of the applicable laws can subject the Company or the implicated Covered Person to liability. Any inquiries relating to compliance with applicable laws and regulations should be directed to the Company’s legal department.

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